Exhibit 99.1

pingtan marine enterprise Provides update of impact on operations from anti-illegal fishing measures from the indonesia government

FUZHOU, China, March 25, 2015 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME), (“Pingtan,” or the “Company”) a global fishing company based in the People’s Republic of China (PRC), today announced that its fishing vessels operating within the Arafura Sea of Indonesia have been impacted due to a number of measures enacted by the Indonesia government to combat ongoing illegal fishing activities.

In early December 2014, Indonesia initially introduced a six-month moratorium on issuing new fishing licenses and renewals so that the country’s Ministry of Maritime Affairs and Fisheries (MMAF) could monitor the operations of existing fleets. The government has also announced it will revise its fisheries policy with all neighboring countries. As a result, all licensed fishing vessels, including the Company’s fishing vessels operating on the Arafura Sea of Indonesia, have been informed by the Indonesian government to only operate within strict guidelines in order to avoid potential enforcement actions by the Indonesian Navy such as boat seizures.

Pingtan has been operating in full cooperation and compliance with the Indonesia government’s guidelines, and the Company’s recent production has been impacted by these limitations.

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented, “We understand the Indonesian government has to take measures to protect its natural resources by severely punishing illegal fishing activities. We believe all fully licensed fishing companies like Pingtan should actively cooperate with the Indonesia Navy to accelerate the elimination of illegal fishing vessels from the Arafura Sea. The Chinese government is negotiating with the Indonesian government along with other countries multi-party negotiation.  The Indonesian President is scheduled to visit China this month, and we intend to be proactive in explaining our position as a properly operating and licensed entity. Ultimately, we believe that the long-term effects of this decision by the Indonesia government will be beneficial to companies such as Pingtan, which has a history of strong, sustainable operations.”

About Pingtan Marine

Pingtan is a global fishing company, engaging in ocean fishing through its wholly-owned subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing. Pingtan Fishing primarily engages in ocean fishing with many of its self-owned vessels operating within the Indian Exclusive Economic Zone and the Arafura Sea of Indonesia. Pingtan Fishing is a growing fishing company and provider of high quality seafood in the PRC.

 Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Pingtan's SEC filings available at www.sec.gov, including Pingtan's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Definitive Proxy Statement. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

Contact:

Roy Yu

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

ryu@ptmarine.net

INVESTOR RELATIONS:

The Equity Group Inc.

Katherine Yao, Associate

86 10 6587 6435

kyao@equityny.com